Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 24, 2019	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED

June 30, 2019

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank SB (the “Bank”), reported record net income of $4.0 million, or $1.17 per share, for the quarter ended June 30, 2019. Net income for the quarter ended June 30, 2019, increased by $1.5 million (60.3%), from the quarter ended June 30, 2018. For the second quarter of 2019, the return on average assets (ROA) was 1.27% and the return on average equity (ROE) was 12.77%.

For the six months ended June 30, 2019, the Bancorp’s net income totaled $6.2 million, or $1.84 per share. Net income for the six months ended June 30, 2019, increased by $1.2 million (23.1%), from the six months ended June 30, 2018. For the first six months of 2019, the ROA was 1.00% and the ROE was 10.25%. In connection with the successful acquisition of AJS Bancorp, Inc., (“AJSB”), which closed on January 24, 2019, the Bancorp incurred one-time expenses of approximately $2.1 million, as expansion into the Chicagoland market continued. In addition to the acquisition of AJSB, on July 26, 2018, the Bancorp completed its acquisition of First Personal Financial Corp., (“First Personal”).

Excluding the one-time AJSB acquisition costs, the Bancorp’s net income, as adjusted, was $8.0 million, or $2.36 per share, for the first six months of 2019. Excluding these same one-time AJSB acquisition costs, the Bancorp’s ROA, as adjusted, was 1.28% and its ROE, as adjusted, was 13.14% for the first six months of 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

During the six months ended June 30, 2019, total assets increased by $213.2 million (19.4%), with interest-earning assets increasing by $180.8 million (17.8%). At June 30, 2019, interest-earning assets totaled $1.2 billion compared to $1.0 billion at December 31, 2018. Earning assets represented 91.6% of total assets at June 30, 2019 and 92.9% of total assets at December 31, 2018. The increase in total assets and interest earning assets for the six months was primarily the result of the completion of the acquisition of AJSB as well as internally generated growth.

“The first six months of 2019 were a record for Peoples Bank, with GAAP net income up 23% compared to 2018. Significantly, second quarter results for GAAP net income were up 60% year over year. The second quarter of 2019 was our best quarter to date, and is the result of both inorganic and organic growth as we continue to execute our strategic plan. Second quarter results are also noteworthy because they were free of any merger-related expenses, which were all accrued during the first quarter of 2019. These results reflect fully integrated operations from all of our acquisitions and organic growth, and demonstrate the value we have been able to create through the execution of our strategic plan,” said Benjamin Bochnowski, president & chief executive officer.

“Results connected to our inorganic growth have exceeded internal expectations. Economic conditions have bolstered our efforts to grow organically, as we see this as the greatest driver to create value for all of our stakeholders. We have been deliberately executing our plans to serve our mission to help our customers and communities be more successful. These results further support our goal of maintaining long-term independence as a community bank,” he continued.

“The Bancorp’s 2019 operating results positively impacted by a 18% growth in interest-earning assets during the first six months of the year. The earning asset growth was attributable to both organic commercial loan originations and mortgage loans attained through our recent acquisitions. Because of the strong earnings asset growth and well-managed cost of funds, the Bancorp’s net interest income for 2019 has increased by $6.1 million, 39%. In addition, the Bancorp’s earnings were benefited by an increase in noninterest income from lending activity and wealth management operations,” said Robert Lowry, chief financial officer.

“After completing the most recent acquisition, the Bancorp’s Tier 1 capital to adjusted average assets stood at 8.5%, which exceeded our pre-acquisition pro formas for the merger with AJSB. With the companies’ now fully integrated, net income accretion to the Bancorp’s capital base will allow for continued execution of our strategic priorities,” added Lowry.

Net Interest Income

Net interest income was $11.2 million for the quarter ended June 30, 2019, an increase of $3.3 million (42.2%), compared to $7.9 million for the quarter ended June 30, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.96% for the quarter ended June 30, 2019, compared to 3.78% for the quarter ended June 30, 2018. Net interest income was $21.8 million for the six months ended June 30, 2019, an increase of $6.1 million (38.7%), compared to $15.7 million for the six months ended June 30, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.88% for the six months ended June 30, 2019, compared to 3.79% for the six months ended June 30, 2018. The increased net interest income for the quarter and the six months was primarily the result of the acquisitions of AJSB and First Personal, internally generated loan growth, and the recognition of one-time gains from excess reserves associated with purchase credit impaired loans from the former acquisitions of First Federal Savings & Loan and Liberty Savings Bank. The recognition of these one-time gains is the result of being able to workout purchase credit impaired loans with better results than were originally anticipated at the time of acquisition.

Noninterest Income

Noninterest income from banking activities totaled $2.7 million for the quarter ended June 30, 2019, compared to $2.2 million for the quarter ended June 30, 2018, an increase of $466 thousand or 21.2%. Noninterest income from banking activities totaled $5.2 million for the six months ended June 30, 2019, compared to $4.7 million for the six months ended June 30, 2018, an increase of $586 thousand or 12.6%. The increase in noninterest income for the quarter and six months is the result of the Bancorp’s continued focus on competitively pricing its fees and service charges as well as its increasing mortgage banking and wealth management activities. The increase in the cash value of bank owned life insurance income was primarily the result of the acquisitions of AJSB and First Personal. The increase in other noninterest income was primarily the result of gains made on the sale of fixed assets.

Noninterest Expense

Noninterest expense totaled $8.4 million for the quarter ended June 30, 2019, compared to $6.9 million for the quarter ended June 30, 2018, an increase of $1.5 million or 22.0%. Noninterest expense totaled $18.7 million for the six months ended June 30, 2019, compared to $13.9 million for the six months ended June 30, 2018, an increase of $4.8 million or 34.9%. For the six months ended June 30, 2019, one-time expenses of $2.1 million have been incurred in connection with the acquisition of AJSB. The increase in compensation and benefits is primarily the result of increased compensation due to the acquisition of AJSB and First Personal. Additionally, increases to compensation and benefits can be attributed to management’s continued focus on talent management and retention. The increase in occupancy and equipment is primarily related to the First Personal and AJSB acquisitions and related assets. The decrease in data processing expense for the quarter ended June 30, 2019, is primarily related to the costs associated with data conversion for the acquisition of First Personal during the second quarter of 2018. The increase in data processing expense for the six months ended June 30, 2019, is primarily the result of data conversion expenses related to the acquisition of AJSB. The remainder of the increase in data processing is due to increased system utilization. The increase in marketing expense is a result of the acquisition of AJSB as well as the Bancorp’s regular marketing initiatives. The increase in other operating expenses is primarily related to the acquisition of AJSB and accounts for approximately $2.1 million of the increase for the six months ended June 30, 2019.

The Bancorp’s efficiency ratio was 60.73% for the quarter ended June 30, 2019, compared to 68.52% for the quarter ended June 30, 2018. The Bancorp’s efficiency ratio was 69.21% for the six months ended June 30, 2019, compared to 68.13% for the six months ended June 30, 2018. Excluding the one-time acquisition expenses associated with the AJSB transaction, the efficiency ratio would have decreased to 61.40% for the six months ended June 30, 2019. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $894.3 million at June 30, 2019, compared to $764.4 million at December 31, 2018, an increase of $129.9 million or 17.0%. The increase is the result of the acquisitions of AJSB and First Personal, as well as organic loan portfolio growth. During the six months ended June 30, 2019, the Bancorp originated $116.1 million in new commercial loans. During the six months ended June 30, 2019, the Bancorp originated $29.6 million in new fixed rate mortgage loans for sale, compared to $24.3 million during the six months ended June 30, 2018. The loan portfolio represents 74.6% of earning assets and is comprised of 57.3% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $258.7 million at June 30, 2019, compared to $241.8 million at December 31, 2018, an increase of $17.0 million or 7.0%. The securities portfolio represents 21.6% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $61.2 million at June 30, 2019, compared to $17.1 million at December 31, 2018, an increase of $44.0 million or 256.9%. The increase in cash and cash equivalents is the result of the acquisition of AJSB.

Funding

At June 30, 2019, core deposits totaled $809.6 million, compared to $670.9 million at December 31, 2018, an increase of $138.7 million or 20.7%. The increase is the result of the acquisition of AJSB as well as the Bancorp’s efforts to maintain core deposits. Core deposits include checking, savings, and money market accounts and represented 71.8% of the Bancorp’s total deposits at June 30, 2019. During the six months ended June 30, 2019, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term deposits. At June 30, 2019, balances for certificates of deposit totaled $317.6 million, compared to $258.9 million at December 31, 2018, an increase of $58.7 million or 22.7%. In addition, at June 30, 2019, borrowings and repurchase agreements totaled $38.6 million, compared to $54.6 million at December 31, 2018, a decrease of $16.0 million or 29.3%. The decrease in short-term borrowings was a result of FHLB advance maturities.

Asset Quality

At June 30, 2019, non-performing loans totaled $9.9 million, compared to $6.9 million at December 31, 2018, an increase of $3.0 million or 43.1%. The Bancorp’s ratio of non-performing loans to total loans was 1.11% at June 30, 2019, compared to 0.90% at December 31, 2018. The Bancorp’s ratio of non-performing assets to total assets was 1.03% at June 30, 2019, compared to 0.97% at December 31, 2018.

For the six months ended June 30, 2019, $828 thousand in provisions to the ALL were required, compared to $638 thousand for the six months ended June 30, 2018, an increase of $190 thousand or 29.8%. For the six months ended June 30, 2019, charge-offs, net of recoveries, totaled $46 thousand. At June 30, 2019, the allowance for loan losses totaled $8.7 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 0.98% at June 30, 2019, compared to 1.04% at December 31, 2018. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 88.33% at June 30, 2019, compared to 115.1% at December 31, 2018.

Management also considers reserves that are not part of the ALL that have been established from acquisition activity. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At June 30, 2019, total purchased credit impaired loans reserves totaled $2.3 million compared to $3.1 million at December 31, 2018. Additionally, the Bancorp has acquired loans where there was not evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, a net fair value discount was established for loans acquired of $5.0 million at June 30, 2019, compared to $1.8 million at December 31, 2018. When these additional reserves are included on a proforma basis, the allowance for loan losses as a percentage of total loans was 1.78% at June 30, 2019, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 160.48% at June 30, 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At June 30, 2019, shareholders’ equity stood at $128.8 million, and tangible capital represented 9.8% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2019, were 12.5% for total capital to risk-weighted assets, 11.5% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.5% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $37.32 per share at June 30, 2019.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Suburban Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in fully realizing cost savings and other benefits from the AJSB acquisition; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Disclosure Regarding Non-GAAP Measures

This document refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and cost of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp

Quarterly Financial Report

Key Ratios	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Return on equity	12.77%	11.04%	10.25%	11.12%
Return on assets	1.27%	1.07%	1.00%	1.08%
Basic earnings per share	$1.17	$0.88	$1.84	$1.77
Diluted earnings per share	$1.17	$0.88	$1.84	$1.77
Yield on loans	5.25%	4.56%	5.15%	4.51%
Yield on security investments	2.73%	2.79%	2.79%	2.78%
Total yield on earning assets	4.65%	4.05%	4.53%	4.03%
Cost of deposits	0.73%	0.43%	0.69%	0.39%
Cost of repurchase agreements	1.94%	1.35%	1.90%	1.26%
Cost of borrowed funds	3.34%	2.13%	2.74%	1.99%
Total cost of funds	0.78%	0.53%	0.74%	0.48%
Net interest margin - tax equivalent	3.96%	3.78%	3.88%	3.79%
Noninterest income / average assets	0.84%	0.94%	0.84%	0.99%
Noninterest expense / average assets	2.66%	2.94%	3.00%	2.96%
Net noninterest margin / average assets	-1.82%	-2.00%	-2.16%	-1.97%
Efficiency ratio	60.74%	68.52%	69.21%	68.13%
Effective tax rate	18.46%	12.69%	16.69%	13.33%
Dividend declared per common share	$0.31	$0.30	$0.61	$0.59

	(Unaudited)
	June 30,	December 31,
	2019	2018
Net worth / total assets	9.84%	9.26%
Book value per share	$37.32	$33.50
Non-performing assets to total assets	1.03%	0.97%
Non-performing loans to total loans	1.11%	0.90%
Allowance for loan losses to non-performing loans	88.32%	115.12%
Allowance for loan losses to loans outstanding	0.98%	1.04%
Foreclosed real estate to total assets	0.11%	0.15%

Consolidated Statements of Income	(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest income:
Loans	$11,485	$7,257	$22,028	$14,251
Securities & short-term investments	1,920	1,739	3,863	3,478
Total interest income	13,405	8,996	25,891	17,729
Interest expense:
Deposits	2,011	838	3,683	1,513
Borrowings	194	282	409	505
Total interest expense	2,205	1,120	4,092	2,018
Net interest income	11,200	7,876	21,799	15,711
Provision for loan losses	511	297	828	638
Net interest income after provision for loan losses	10,689	7,579	20,971	15,073
Noninterest income:
Fees and service charges	1,243	947	2,405	1,839
Wealth management operations	479	424	979	839
Gain on sale of loans held-for-sale, net	400	359	642	570
Gain on sale of securities, net	301	246	652	1,004
Increase in cash value of bank owned life insurance	179	120	342	228
Gain on sale of foreclosed real estate, net	13	68	40	100
Other	54	39	178	72
Total noninterest income	2,669	2,203	5,238	4,652
Noninterest expense:
Compensation and benefits	4,600	3,516	9,401	7,376
Occupancy and equipment	1,169	842	2,291	1,695
Data processing	351	703	1,947	1,064
Federal deposit insurance premiums	177	75	268	159
Marketing	176	166	613	300
Other	1,951	1,604	4,193	3,279
Total noninterest expense	8,424	6,906	18,713	13,873
Income before income taxes	4,934	2,876	7,496	5,852
Income tax expenses	911	365	1,251	780
Net income	$4,023	$2,511	$6,245	$5,072

NorthWest Indiana Bancorp

Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	June 30,	December 31,	Change	Mix
	2019	2018	%	%
Total assets	$1,309,349	$1,096,158	19.4%	n/a
Cash & cash equivalents	61,172	17,139	256.9%	n/a
Certificates of deposit in other financial institutions	1,970	2,024	-2.7%	n/a
Securities - available for sale	258,742	241,768	7.0%	n/a

Loans receivable:
Residential real estate	$301,488	$223,323	35.0%	33.7%
Home equity	50,155	45,483	10.3%	5.6%
Commercial real estate	275,954	253,104	9.0%	30.9%
Construction and land development	71,655	64,433	11.2%	8.0%
Multifamily	51,149	47,234	8.3%	5.7%
Farmland	234	240	-2.5%	0.0%
Consumer	12,279	6,043	103.2%	1.4%
Commercial business	112,076	103,439	8.3%	12.5%
Government	19,284	21,101	-8.6%	2.2%
Total loans	$894,274	$764,400	17.0%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$178,394	$127,277	40.2%	15.8%
Interest bearing checking	231,064	214,400	7.8%	20.5%
Savings	214,107	160,490	33.4%	19.0%
Money market	185,991	168,727	10.2%	16.5%
Total core deposits	809,556	670,894	20.7%	71.8%
Certificates of deposit	317,565	258,892	22.7%	28.2%
Total deposits	$1,127,121	$929,786	21.2%	100.0%

Borrowings and repurchase agreements	$38,628	$54,628	-29.3%
Stockholder's equity	128,812	101,464	27.0%

Asset Quality	(Unaudited)
(Dollars in thousands)	June 30,	December 31,	Change
	2019	2018	%
Nonaccruing loans	$8,975	$6,595	36.1%
Accruing loans delinquent more than 90 days	925	321	188.2%
Securities in non-accrual	2,047	2,050	-0.1%
Foreclosed real estate	1,501	1,627	-7.7%
Total nonperforming assets	$13,448	$10,593	27.0%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$563	$246	128.9%
ALL general allowances for loan portfolio	8,181	7,716	6.0%
Total ALL	$8,744	$7,962	9.8%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	143	125	14.4%
Accruing troubled debt restructurings	1,706	1,906	-10.5%
Total troubled debt restructurings	$1,849	$2,031	-9.0%
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	At June 30,
	2019	Required
	Actual Ratio	To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	11.5%	N/A
Tier 1 capital to risk-weighted assets	11.5%	N/A
Total capital to risk-weighted assets	12.5%	N/A
Tier 1 capital to adjusted average assets	8.5%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	11.2%	6.5%
Tier 1 capital to risk-weighted assets	11.2%	8.0%
Total capital to risk-weighted assets	12.2%	10.0%
Tier 1 capital to adjusted average assets	8.3%	5.0%

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

	(Unaudited)
	June 30, 2019
	Six Months
	Ended

GAAP net Income	$6,245
GAAP income tax expense	1,251
GAAP income before income taxes	7,496
One-time acquisition costs	2,113
Pro forma income before income taxes	9,609
Pro forma income taxes	1,604
Pro forma net income	$8,005
Pro forma net income change	57.8%

($ in thousands, except per share data)	(Unaudited)
For the six months ended, June 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$6,245	$1,760	$8,005
Weighted average common shares outstanding	3,397,872		3,397,872
Earnings per share	$1.84		$2.36

($ in thousands)	(Unaudited)
For the six months ended, June 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$6,245	$1,760	$8,005
Average assets	$1,247,870		$1,247,870
ROA	1.00%		1.28%

($ in thousands)	(Unaudited)
For the six months ended, June 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$6,245	$1,760	$8,005
Average equity	$121,842		$121,842
ROE	10.25%		13.14%

($ in thousands)	(Unaudited)
For the six months ended, June 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Noninterest expense	$18,713	$(2,113)	$16,600
Interest income	25,891		25,891
Interest expense	4,092		4,092
Noninterest income	$5,238		$5,238
Efficiency ratio	69.21%		61.40%

($ in thousands)	(Unaudited)
For the six months ended, June 30, 2019	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$8,744	$7,142	$15,886
Total loans	$894,274		$894,274
ALL to total loans	0.98%		1.78%

($ in thousands)	(Unaudited)
For the six months ended, June 30, 2019	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$8,744	$7,142	$15,886
Non-performing loans	$9,900		$9,900
ALL to nonperfroming loans (coverage ratio)	88.32%		160.46%